Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Record Third Quarter Earnings

Syracuse, NY, October 19, 2011 - Alliance Financial Corporation (“Alliance” or the “Company”) (NasdaqGM: ALNC), the holding company for Alliance Bank, N.A., announced today an 18.7% increase in net income for the quarter ended September 30, 2011 compared with the third quarter of 2010. Net income was $3.7 million or $0.77 per diluted common share in the third quarter of 2011, compared with $3.1 million or $0.66 per diluted common share in the year-ago quarter and $3.5 million or $0.73 per diluted share in the second quarter of 2011. Securities gains, when netted against a fixed asset writedown, totaled $472,000 after tax or $0.10 per share in the third quarter.

Net income for the nine months ended September 30, 2011 increased 18.4% to $10.5 million or $2.20 per diluted share, compared with $8.8 million or $1.89 per diluted share in the year-ago period.

Net interest income was slightly lower in the third quarter compared with the year-ago period, while the provision for credit losses decreased 31.5% on lower net charge-offs compared with the year-ago quarter. The third quarter’s results included gains on the sales of securities totaling $1.3 million, which were partially offset by a write-down on fixed assets of $555,000.

Jack H. Webb, President and CEO of Alliance said, “Our record third quarter net income represents a 10.1% increase over the year-ago quarter excluding the effect of non-recurring items, on lower loan loss provisions and generally stable net operating revenues. Loan demand, however, softened in the third quarter and our net interest margin was slightly lower due to persistently low interest rates.”

Webb added, “We continue to be supportive of credit-worthy consumers and businesses located in our markets, however, consistent with the financial sector as a whole, loan growth and revenue growth in the current operating environment will continue to be a challenge as weak economic conditions and low interest rates are expected to continue to negatively impact loan demand and net interest margin.”

Balance Sheet Highlights

Total assets were $1.4 billion at September 30, 2011, which was a decrease of $44.6 million from the end of the second quarter. Total loans and leases (net of unearned income) decreased $10.0 million, and securities available-for-sale decreased $50.7 million in the third quarter.

Loan originations (excluding lines of credit) totaled $59.5 million in the third quarter, compared with $78.3 million in the year-ago quarter and $53.8 million in the second quarter of 2011, as continuing economic weakness and soft demand weighed on loan originations across all business lines in the third quarter. Originations in the first three quarters of 2011 totaled $164.3 million, compared with $191.6 million in the year-ago period.

Commercial loans and mortgages were virtually unchanged in the third quarter and totaled $259.3 million at September 30, 2011. Originations of commercial loans and mortgages in the third quarter (excluding lines of credit) totaled $10.3 million, compared with $19.6 million in the year-ago quarter and $17.7 million in the second quarter of 2011. Originations on a year-to-date basis totaled $44.5 million compared with $41.8 million in the year-ago period.

Residential mortgages outstanding at September 30, 2011 were $328.9 million, which was a decrease of $1.2 million from the end of the second quarter of 2011. Originations of residential mortgages totaled $30.5 million in the third quarter of 2011, compared with $34.7 million in the year-ago quarter and $18.0 million in the second quarter of 2011. Originations totaled $66.7 million in the first three quarters of 2011, compared within $81.1 million in the year-ago period.

Indirect auto loan balances were $161.6 million at the end of the third quarter, which was a decrease of $3.8 million from the end of the second quarter of 2011. The Company originated $17.9 million of indirect auto loans in the third quarter, compared with $22.5 million in the year-ago quarter and $17.3 million in the second quarter of 2011. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

The Company’s investment securities portfolio totaled $409.2 million at September 30, 2011, which was a decrease of $50.7 million from the end of the second quarter. The Company sold $56.5 million of agency mortgage-backed securities in the third quarter, and substantially reduced new securities purchases to manage our interest-rate risk, given the very low yields available for the types of shorter-duration, non-corporate securities in which the Company invests. The securities portfolio is expected to decline in coming quarters absent an upturn in interest rates that would make the returns on shorter-duration securities more attractive.

The breakdown of the securities portfolio at September 30, 2011 was 77% government-sponsored entity guaranteed mortgage-backed securities, 21% municipal securities and 1% obligations of U.S. government-sponsored corporations. Mortgage-backed securities, which totaled $316.8 million at September 30, 2011, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the U.S. government. The Company’s municipal securities portfolio, which totaled $83.9 million at the end of the third quarter, is primarily comprised of highly rated general obligation bonds issued by local municipalities in New York State.

Deposits were virtually unchanged in the quarter and totaled $1.1 billion at September 30, 2011.

Shareholders’ equity was $143.1 million at September 30, 2011, compared with $140.1 million at the end of the second quarter. Net income for the quarter increased shareholders’ equity by $3.7 million and was partially offset by common stock dividends declared of $1.5 million or $0.31 per common share. Unrealized gains on securities available for sale, net of taxes, increased $588,000 in the third quarter due to lower interest rates during the quarter and other market factors.

The Company’s Tier 1 leverage ratio was 8.80% and its total risk-based capital ratio was 15.68% at the end of the third quarter. The Company’s tangible common equity capital ratio (a non-GAAP financial measure) was 7.50% at September 30, 2011.

Asset Quality and the Provision for Credit Losses

Delinquent loans and leases (including non-performing) totaled $17.9 million at September 30, 2011, compared with $16.0 million at June 30, 2011 and $16.3 million at December 31, 2010.

Nonperforming assets were $12.9 million or 0.90% of total assets at September 30, 2011, compared with $9.3 million or 0.63% of total assets at June 30, 2011 and $9.1 million or 0.63% of total assets at December 31, 2010. Included in nonperforming assets at the end of the third quarter are nonperforming loans and leases totaling $12.2 million, compared with $8.3 million and $8.5 million at June 30, 2011 and December 31, 2010, respectively. The increase in non-performing loans and leases resulted primarily from one commercial relationship totaling $3.6 million being placed on non-performing status during the third quarter.

Conventional residential mortgages comprised $3.0 million (47 loans) or 24.9% of nonperforming loans and leases at the end of the third quarter. Nonperforming commercial loans and mortgages totaled $8.2 million (37 loans) or 67.3% of nonperforming loans and leases and nonperforming leases totaled $150,000 (8 leases) or 1.2% of nonperforming loans and leases at the end of the third quarter.

The provision for credit losses in the third quarter was down from the year-ago period largely due to generally stable delinquencies and lower charge-offs in the current and most recent quarters, which are factors considered in management’s quarterly estimate of loan loss provisions and the adequacy of the allowance for credit losses. However, compared with the second quarter of 2011, the provision for credit losses increased in the third quarter largely due to the increase in non-performing loans during the quarter. The provision for credit losses was $750,000 and $1.1 million in the quarter and nine months ended September 30, 2011, respectively, compared with $1.1 million and $3.3 million in the year-ago periods, respectively.

Net charge-offs were $139,000 and $499,000 in the three months and nine months ended September 30, 2011, respectively, compared with $922,000 and $2.2 million in the year-ago periods, respectively. Net charge-offs, annualized, equaled 0.06% and 0.08%, respectively, of average loans and leases during the three months and nine months ended September 30, 2011, compared with 0.41% and 0.33%, in the year-ago periods, respectively. The provision for credit losses as a percentage of net charge-offs was 540% and 222%, respectively, in the quarter and nine months ended September 30, 2011, compared with 119% and 147%, respectively, in the year-ago periods. The increase in the provision as a percentage of net charge-offs in 2011 resulted primarily from the establishment of an impairment allowance on the $3.6 million commercial relationship placed on non-performing status in the third quarter.

The allowance for credit losses was $11.3 million at September 30, 2011, which was an increase of approximately $600,000 from the balance at June 30, 2011 and at December 31, 2010. The ratio of the allowance for credit losses to total loans and leases was 1.30% at September 30, 2011, compared with 1.21% at June 30, 2011 and 1.19% at December 31, 2010. The ratio of the allowance for credit losses to nonperforming loans and leases was 93% at September 30, 2011, compared with 128% at June 30, 2011 and 126% at December 31, 2010.

Net Interest Income

Net interest income totaled $11.0 million in the three months ended September 30, 2011, compared with $11.2 million in the year-ago quarter and $11.3 million in second quarter of 2011. Average interest-earning assets were $1.3 billion in the third quarter, which was an increase of $14.1 million compared with the year-ago quarter, but were down $18.9 million compared with the second quarter of 2011. Average securities available-for-sale increased $39.6 million compared with the year-ago quarter, but were $12.9 million lower than the second quarter of 2011 due to security sales and a reduction in purchases of securities as a consequence of the low yields currently available in the market.

Total average loans and leases were $871.1 million or 66.1% of total interest-earning assets in the third quarter of 2011, compared with $896.1 million or 68.8% in the third quarter of 2010 and $876.7 million or 65.6% in the second quarter of 2011. Average loans and leases declined $25.0 million compared with the third quarter of 2010, and were $5.6 million less than the second quarter of 2011 as the Company continues to sell the majority of its fixed-rate residential mortgage originations due to the exceptionally low market interest rates. Loan growth has also been constrained as weak economic conditions, coupled with business and consumer reluctance to take on additional debt, curbs loan demand. Average balances for all of the Company’s portfolios were lower in the third quarter compared with the year-ago quarter, except commercial loans, which was up $36.4 million or 16.7% compared with the year-ago quarter as the Company has grown its market share.

The net interest margin on a tax-equivalent basis was 3.48% in the third quarter of 2011, compared with 3.57% in the year-ago quarter and 3.53% in the second quarter of 2011. The Company’s interest-earning assets yield continued to decline in the third quarter as amortization of our loans and leases are reinvested at lower market yields. The Company’s cost of funds also declined, but not to the same extent as the earning-assets yield because of the limited ability to further reduce deposit rates. The tax-equivalent earning asset yield declined 37 basis points in the third quarter compared with the year-ago quarter, and was partially offset by a 30 basis-point decrease in the cost of interest-bearing liabilities over the same period. The tax-equivalent interest-earning assets yield decreased 8 basis points in the third quarter compared with the second quarter of 2011, and the cost of interest-bearing liabilities decreased 2 basis points over the same period.

Net interest income for the nine months ended September 30, 2011 totaled $33.3 million, which was a decrease of $185,000 from the year-ago period. Average interest-earning assets were $1.3 billion in the first nine months of 2011, which was an increase of $27.2 million compared with the year-ago period. Average securities available-for-sale increased $51.0 million compared with the year-ago period, which offset a decline in average loans and leases of $25.1 million.

Total average loans and leases were $874.4 million or 65.8% of total interest-earning assets in the first nine months of 2011 compared with $899.6 million or 69.1% in the year-ago period. Average commercial loans outstanding increased $35.3 million in the first nine months of 2011 compared with the year-ago period, which partially offset declines in the Company’s residential mortgage, consumer and lease portfolios.

The tax-equivalent net interest margin was 3.49% for the nine months ended September 30, 2011, compared with 3.58% in the year-ago period. The tax-equivalent earning assets yield declined 42 basis points in the first nine months of 2011 compared with the year-ago period, which was partially offset by a decrease in the cost of interest-bearing liabilities of 35 basis points over the same period.

Net interest income is expected to remain under pressure in coming quarters as weak economic conditions and exceptionally low interest rates will likely continue to weigh on loan growth and net interest margin.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $5.9 million in the third quarter of 2011, compared with $5.1 million in the year-ago quarter and $4.4 million in the second quarter of 2011. Gains on the sale of securities totaled $1.3 million in the third quarter, compared to $308,000 in the year-ago quarter. Excluding security gains, non-interest income decreased $237,000 in the third quarter compared with the year-ago period, but was up $159,000 compared to the second quarter of 2011. Investment management income increased $144,000 or 8.0% in the third quarter compared with the year-ago quarter primarily as a result of the impact of the increases in equity markets over the past year on the value of assets under management. Insurance agency income decreased $328,000 in the third quarter compared with the year-ago quarter as we discontinued the operations of our insurance subsidiary upon the sale of substantially all of the subsidiary’s assets in December 2010. Gains on the sale of loans decreased $78,000 compared with the third quarter of 2010, but were up $157,000 from the second quarter of 2011 due to fluctuations in the volume of originations and sales of residential mortgages.

Non-interest income totaled $14.9 million in the first nine months of 2011 compared with $14.6 million in the year-ago period. Investment management income increased $411,000 or 7.6% in the first nine months of 2011 compared with the year-ago period. Insurance agency income decreased $1.1 million due to the discontinuation of our insurance agency operations. The elimination of the operating expenses associated with our insurance agency substantially offset the revenue decline in 2011, resulting in no significant net effect on our financial results. Gains on the sale of securities available-for-sale were $1.3 million in the first nine months of 2011, compared with $308,000 in the year-ago period due to increased sale activity in 2011.

Non-interest income (excluding securities gains) comprised 29.5% of total revenue in the third quarter, compared with 30.2% in the year-ago quarter. Non-interest income comprised 29.0% of total revenue in the first nine months of 2011 compared with 29.9% in the year-ago period.

Non-interest expenses were $11.1 million in the third quarter of 2011, compared with $11.2 million in the year-ago period and $10.8 million in the second quarter of 2011. FDIC insurance expense decreased $340,000 or 87% compared with the third quarter of 2010 due to an adjustment to the prepaid FDIC insurance assessment in the third quarter of 2011 in connection with the change by the FDIC to an asset-based assessment system, which became effective in the second quarter of 2011. The Company’s FDIC insurance expense is expected to be approximately $225,000 in the fourth quarter. Other non-interest expense increased $354,000 or 20.2% in the third quarter compared with the year-ago quarter due to the $555,000 write-down of a vacant bank-owned building to its estimated fair value.

Non-interest expenses were $32.9 million in the nine months ended September 30, 2011 compared with $33.1 million in the year-ago period. FDIC insurance expense decreased $351,000 or 29.3% in the first three quarters of 2011 compared with the year-ago period primarily due to the change implemented by the FDIC in the basis for calculating insurance premiums. Other non-interest expense increased $563,000 or 12.5% in the first nine months of 2011 compared with the year-ago period due primarily to the $555,000 fixed asset write-down recorded in the third quarter of 2011.

The Company’s efficiency ratio was 71.5% in the third quarter of 2011, compared with 70.1% in the year-ago period and 68.8% in the second quarter of 2011. The efficiency ratio, excluding the fixed asset write-down, was 67.9% in the third quarter of 2011. The Company’s efficiency ratio was 70.2% in the nine months ended September 30, 2011, compared with 69.4% in the year-ago period.

The Company’s effective tax rate was 27.1% and 26.3% for the three months and nine months ended September 30, 2011, respectively, compared with 22.6% and 23.9% in the year-ago periods, respectively.

About Alliance Financial Corporation

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail, commercial and municipal banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y. and an equipment lease financing company, Alliance Leasing, Inc.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in subsequent filings with the Securities and Exchange Commission.

Contact:	Alliance Financial Corporation J. Daniel Mohr, Executive Vice President and CFO (315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$10,448	$11,549	$31,731	$35,002
Federal funds sold and interest bearing deposits	—	1	5	4
Securities	3,613	3,552	11,081	10,930

Total interest income	14,061	15,102	42,817	45,936
Interest expense:
Deposits:
Savings accounts	54	95	166	298
Money market accounts	377	645	1,271	2,147
Time accounts	1,404	1,739	4,337	5,633
NOW accounts	49	127	179	399

Total	1,884	2,606	5,953	8,477
Borrowings:
Repurchase agreements	206	210	619	622
FHLB advances	816	955	2,486	2,882
Junior subordinated obligations	158	171	473	484

Total interest expense	3,064	3,942	9,531	12,465
Net interest income	10,997	11,160	33,286	33,471
Provision for credit losses	750	1,095	1,110	3,285

Net interest income after provision for credit losses	10,247	10,065	32,176	30,186
Non-interest income:
Investment management income	1,948	1,804	5,850	5,439
Service charges on deposit accounts	1,194	1,178	3,299	3,374
Card-related fees	687	649	2,039	1,892
Insurance agency income	—	328	—	1,093
Income from bank-owned life insurance	258	260	769	795
Gain on the sale of loans	245	323	621	738
Gain on sale of securities available-for-sale	1,325	308	1,325	308
Other non-interest income	262	289	1,037	920

Total non-interest income	5,919	5,139	14,940	14,559
Non-interest expense:
Salaries and employee benefits	5,573	5,576	16,407	16,515
Occupancy and equipment expense	1,833	1,771	5,479	5,451
Communication expense	124	158	448	491
Office supplies and postage expense	283	305	868	874
Marketing expense	193	207	673	892
Amortization of intangible asset	241	289	722	869
Professional fees	736	762	2,420	2,330
FDIC insurance premium	49	389	844	1,195
Other operating expense	2,107	1,753	5,080	4,517

Total non-interest expense	11,139	11,210	32,941	33,134
Income before income tax expense	5,027	3,994	14,175	11,611
Income tax expense	1,360	904	3,723	2,780

Net income	$3,667	$3,090	$10,452	$8,831

Share and Per Share Data
Basic average common shares outstanding	4,667,355	4,624,819	4,664,070	4,610,546
Diluted average common shares outstanding	4,673,908	4,646,889	4,671,688	4,635,454
Basic earnings per common share	$0.77	$0.66	$2.20	$1.90
Diluted earnings per common share	$0.77	$0.66	$2.20	$1.89
Cash dividends declared	$0.31	$0.30	$0.91	$0.86

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	September 30, 2011	December 31, 2010
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$25,001	$32,501
Fed funds sold	18,000	—
Securities available-for-sale	409,155	414,410
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	8,447	8,652
Loans and leases held for sale	1,543	2,940
Total loans and leases, net of unearned income	873,166	898,537
Less allowance for credit losses	(11,294)	(10,683)

Net loans and leases	861,872	887,854
Premises and equipment, net	17,793	18,975
Accrued interest receivable	4,445	4,149
Bank-owned life insurance	29,180	28,412
Goodwill	30,844	30,844
Intangible assets, net	7,916	8,638
Other assets	16,587	17,247

Total assets	$1,430,783	$1,454,622

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$182,103	$179,918
Interest bearing	925,958	954,680

Total deposits	1,108,061	1,134,598
Borrowings	135,181	142,792
Accrued interest payable	1,143	1,391
Other liabilities	17,487	16,936
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,287,646	1,321,491
Shareholders’ equity:
Common stock	5,070	5,051
Surplus	46,336	45,620
Undivided profits	98,514	92,380
Accumulated other comprehensive income	5,177	1,713
Directors’ stock-based deferred compensation plan	(3,304)	(2,977)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	143,137	133,131

Total liabilities and shareholders’ equity	$1,430,783	$1,454,622

Common shares outstanding	4,747,612	4,729,035
Book value per common share	$30.15	$28.15
Tangible book value per common share	$21.99	$19.80

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$2,198	$2,587	$6,869	$5,360
Securities(1)	444,208	404,654	447,467	396,546
Loans and leases receivable:
Residential real estate loans(2)	331,977	353,289	331,727	354,823
Commercial loans	254,567	218,217	249,155	213,854
Leases, net of unearned income(2)	30,990	50,127	35,255	57,100
Indirect loans	162,439	183,242	167,649	182,741
Other consumer loans	91,087	91,210	90,596	91,047

Loans and leases receivable, net of unearned income	871,060	896,085	874,382	899,565

Total earning assets	1,317,466	1,303,326	1,328,718	1,301,471
Non-earning assets	133,194	137,574	131,082	136,180

Total assets	$1,450,660	$1,440,900	$1,459,800	$1,437,651

Interest bearing liabilities:
Interest bearing checking accounts	$139,035	$145,045	$148,445	$137,536
Savings accounts	108,969	102,523	106,527	99,248
Money market accounts	346,779	347,016	368,670	354,059
Time deposits	332,054	359,165	337,480	367,647
Borrowings	160,943	143,729	145,895	146,927
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,113,554	1,123,252	1,132,791	1,131,191
Non-interest bearing deposits	183,920	172,341	178,124	164,397
Other non-interest bearing liabilities	15,957	16,192	15,814	16,492

Total liabilities	1,313,431	1,311,785	1,326,729	1,312,080
Shareholders’ equity	137,229	129,115	133,071	125,571

Total liabilities and shareholders’ equity	$1,450,660	$1,440,900	$1,459,800	$1,437,651

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	September 30, 2011		June 30, 2011		December 31, 2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
Obligations of U.S. government - sponsored corporations	$3,320	$3,411	$3,509	$3,619	$4,020	$4,186
Obligations of states and political subdivisions	80,297	83,937	80,743	83,083	77,246	78,212
Mortgage-backed securities(1)	309,191	316,780	360,196	368,039	324,294	329,010

Total debt securities	392,808	404,128	444,448	454,741	405,560	411,408
Stock investments:
Equity securities	1,852	1,899	1,852	2,046	1,852	1,995
Mutual funds	3,000	3,128	3,000	3,049	1,000	1,007

Total stock investments	4,852	5,027	4,852	5,095	2,852	3,002
Total available-for-sale	$397,660	$409,155	$449,300	$459,836	$408,412	$414,410

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the United States government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	September 30, 2011		June 30, 2011		December 31, 2010
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$328,862	37.8%	$330,059	37.5%	$334,967	37.4%
Commercial loans	137,751	15.8%	140,264	15.9%	133,787	14.9%
Commercial real estate	121,553	14.0%	119,628	13.6%	116,066	13.0%
Leases, net of unearned income	28,820	3.3%	33,591	3.9%	42,466	4.8%
Indirect loans	161,623	18.6%	165,440	18.8%	176,125	19.7%
Other consumer loans	91,289	10.5%	90,921	10.3%	91,619	10.2%

Total loans and leases	869,898	100.0%	879,903	100.0%	895,030	100.0%

Net deferred loan costs	3,268		3,282		3,507
Allowance for credit losses	(11,294)		(10,683)		(10,683)

Net loans and leases	$861,872		$872,502		$887,854

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	September 30, 2011		June 30, 2011		December 31, 2010
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing checking	$182,103	16.4%	$173,325	15.6%	$179,918	15.9%
Interest bearing checking	135,878	12.3%	143,716	12.9%	151,894	13.3%

Total checking	317,981	28.7%	317,041	28.5%	331,812	29.2%
Savings	104,800	9.5%	109,739	9.9%	103,099	9.1%
Money market	359,034	32.4%	347,184	31.3%	357,885	31.5%
Time deposits	326,246	29.4%	336,601	30.3%	341,802	30.2%

Total deposits	$1,108,061	100.0%	$1,110,565	100.0%	$1,134,598	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	September 30, 2011		June 30, 2011		December 31, 2010
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$4,535	0.52%	$5,893	0.67%	$6,711	0.75%
60 days past due	1,171	0.14%	1,788	0.20%	1,083	0.12%
90 days past due and still accruing	—	—	78	0.01%	19	—
Non-accrual	12,192	1.40%	8,262	0.94%	8,474	0.95%

Total	$17,898	2.06%	$16,021	1.82%	$16,287	1.82%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	September 30, 2011	June 30, 2011	December 31, 2010
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$3,033	$2,650	$3,543
Commercial loans	4,748	1,277	1,212
Commercial real estate	3,458	2,992	2,084
Leases	150	311	697
Indirect loans	301	338	212
Other consumer loans	502	694	726

Total non-accruing loans and leases	12,192	8,262	8,474
Accruing loans and leases delinquent 90 days or more	—	78	19

Total non-performing loans and leases	12,192	8,340	8,493
Other real estate and repossessed assets	672	945	652

Total non-performing assets	$12,864	$9,285	$9,145

Troubled debt restructurings not included in above	$1,005	$1,373	$1,131

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$10,683	$10,293	$10,683	$9,414
Loans and leases charged-off	(511)	(1,119)	(1,564)	(2,834)
Recoveries of loans and leases previously charged-off	372	197	1,065	601

Net loans and leases charged-off	(139)	(922)	(499)	(2,233)
Provision for credit losses	750	1,095	1,110	3,285

Allowance for credit losses, end of period	$11,294	$10,466	$11,294	$10,466

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended September 30,		At or for the nine months ended September 30,
	2011	2010	2011	2010
Return on average assets	1.01%	0.86%	0.95%	0.82%
Return on average equity	10.69%	9.57%	10.47%	9.38%
Return on average tangible equity	14.91%	14.09%	14.83%	14.04%
Yield on earning assets	4.41%	4.78%	4.44%	4.86%
Cost of funds	1.10%	1.40%	1.12%	1.47%
Net interest margin (tax equivalent) (1)	3.48%	3.57%	3.49%	3.58%
Non-interest income to total income (2)	29.47%	30.21%	29.03%	29.86%
Efficiency ratio (3)	71.45%	70.10%	70.24%	69.43%
Common dividend payout ratio (4)	40.26%	45.45%	41.36%	45.50%

Net loans and leases charged-off to average loans and leases, annualized	0.06%	0.41%	0.08%	0.33%
Provision for credit losses to average loans and leases, annualized	0.34%	0.49%	0.17%	0.49%
Allowance for credit losses to total loans and leases	1.30%	1.17%	1.30%	n/a
Allowance for credit losses to non-performing loans and leases	92.6%	134.3%	92.6%	n/a
Non-performing loans and leases to total loans and leases	1.40%	0.87%	1.40%	n/a
Non-performing assets to total assets	0.90%	0.59%	0.90%	n/a

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2011			2010
	Third	Second	First	Fourth	Third
	(Dollars in thousands, except share and per share data)
Interest income	$14,060	$14,494	$14,262	$14,406	$15,102
Interest expense	3,064	3,188	3,279	3,588	3,942

Net interest income	10,997	11,306	10,983	10,818	11,160
Provision for credit losses	750	160	200	800	1,095

Net interest income after provision for credit losses	10,247	11,146	10,783	10,018	10,065
Other non-interest income	5,919	4,435	4,586	5,946	5,139
Other non-interest expense	11,139	10,823	10,979	11,346	11,210

Income before income tax expense	5,027	4,758	4,390	4,618	3,994
Income tax expense	1,360	1,279	1,084	1,825	904

Net income	$3,667	$3,479	$3,306	$2,793	$3,090

Stock and related per share data
Basic earnings per common share	$0.77	$0.73	$0.70	$0.59	$0.66
Diluted earnings per common share	$0.77	$0.73	$0.70	$0.59	$0.66
Basic weighted average common shares outstanding	4,667,355	4,662,752	4,662,044	4,646,934	4,624,819
Diluted weighted average common shares outstanding	4,673,908	4,670,530	4,670,674	4,660,463	4,646,889
Cash dividends paid per common share	$0.31	$0.30	$0.30	$0.30	$0.30
Common dividend payout ratio(1)	40.26%	41.10%	42.86%	50.85%	45.45%
Common book value	$30.15	$29.53	$28.45	$28.15	$28.63
Tangible common book value(2)	$21.99	$21.31	$20.18	$19.80	$19.84

Capital Ratios
Holding Company
Tier 1 leverage ratio	8.80%	8.52%	8.37%	8.28%	8.07%
Tier 1 risk based capital	14.42%	14.02%	13.80%	13.41%	13.06%
Tier 1 risk based common capital(3)	11.52%	11.13%	10.90%	10.54%	10.17%
Total risk based capital	15.68%	15.26%	15.03%	14.63%	14.27%
Tangible common equity to tangible assets(4)	7.50%	7.04%	6.70%	6.62%	6.63%

Bank
Tier 1 leverage ratio	8.25%	7.94%	7.79%	7.72%	7.67%
Tier 1 risk based capital	13.58%	13.12%	12.90%	12.54%	12.47%
Total risk based capital	14.84%	14.37%	14.15%	13.78%	13.70%

Selected ratios
Return on average assets	1.01%	0.95%	0.90%	0.77%	0.86%
Return on average equity	10.69%	10.45%	10.27%	8.59%	9.57%
Return on average tangible common equity	14.91%	14.80%	14.80%	12.51%	14.09%
Yield on earning assets	4.41%	4.49%	4.43%	4.54%	4.78%
Cost of funds	1.10%	1.12%	1.15%	1.27%	1.40%
Net interest margin (tax equivalent)(5)	3.48%	3.53%	3.44%	3.45%	3.57%
Non-interest income to total income(6)	29.47%	28.17%	29.46%	32.17%	30.21%
Efficiency ratio(7)	71.45%	68.76%	70.52%	71.14%	70.10%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.06%	0.07%	0.09%	0.26%	0.41%
Provision for credit losses to average loans and leases, annualized	0.34%	0.07%	0.09%	0.36%	0.49%
Allowance for credit losses to total loans and leases	1.30%	1.21%	1.22%	1.19%	1.17%
Allowance for credit losses to non-performing loans and leases	92.6%	128.1%	132.5%	125.8%	134.3%
Non-performing loans and leases to total loans and leases	1.40%	0.95%	0.92%	0.95%	0.87%
Non-performing assets to total assets	0.90%	0.63%	0.59%	0.63%	0.59%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding

(3)	Tier 1 capital excluding junior subordinated obligations issued to unconsolidated trusts divided by total risk-adjusted assets
(4)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
	(Dollars in thousands)
Total assets	$1,430,783	$1,475,425	$1,469,176	$1,454,622	$1,446,839
Less: Goodwill and intangible assets, net	38,760	39,000	39,241	39,482	41,279

Tangible assets (non-GAAP)	1,392,023	1,436,425	1,429,935	1,415,140	1,405,560

Total Common Equity	143,137	140,134	135,028	133,131	134,503
Less: Goodwill and intangible assets, net	38,760	39,000	39,241	39,482	41,279

Tangible Common Equity (non-GAAP)	104,377	101,134	95,787	93,649	93,224

Total Equity/Total Assets	10.00%	9.50%	9.19%	9.15%	9.30%
Tangible Common Equity/Tangible Assets (non-GAAP)	7.50%	7.04%	6.70%	6.62%	6.63%

(5)	Tax equivalent net interest income divided by average earning assets
(6)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(7)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)